Exhibit 4.5.14.1

IN THE YEAR TWO THOUSAND AND FIVE, THIS TWENTY FIRST DAY OF DECEMBER.

BEFORE MTRE. PIERRE BÉLAND, the undersigned Notary for the Province of Québec, practicing at Montreal.

APPEARED:

HERTZ CANADA LIMITED (hereinafter referred to as the “Grantor”), a legal person constituted under the laws of Ontario, having a place of business at 5403 Eglington Avenue West, Etobicoke, Ontario, M9C 5K6 and which is herein represented by [Pierre Denis/Benjamin Gross], its authorized representative, who is duly authorized in virtue of a resolution of its board of directors dated December 20, 2005, a certified copy or duplicate of which is annexed hereto after having been signed for identification by the said representative and by the undersigned Notary.

DEED OF HYPOTHEC

AND:

Minute No. 1646

BNP PARIBAS (CANADA) (hereinafter referred to as the “Trustee”), as holder of an irrevocable power of attorney (fondé de pouvoir) of the present and future holders of the Bond (as hereinafter defined), which Trustee is duly organized and which is herein represented by Louise Bouchard, its Vice-President Legal Affairs, who is duly authorized as she so declares.

WHICH PARTIES HAVE DECLARED AND AGREED AS FOLLOWS:

1.             DEFINITIONS

Unless it is otherwise apparent from or inconsistent with the context, certain words and expressions in this Deed the initial letter of which is capitalized and which are not otherwise defined in the text itself, have the meaning ascribed thereto in Schedule I, or if not defined in such text or Schedule I, then such words and expressions shall have the meaning ascribed thereto in the Facilities Agreement.

2.             OBLIGATIONS SECURED

The Grantor hereby acknowledges having issued and executed on of December 21, 2005, Bond No. 1 (the “Bond”), in favour of BNP Paribas (Canada), in its capacity as security agent under and pursuant to the Facilities Agreement (in such capacity, the “Security Agent”) for its own benefit and on behalf and for the benefit of all present and future Finance Parties, and agreed to secure by way of the present hypothec its obligations towards the Security Agent, under the Bond. The Grantor hereby also acknowledges that the Bond constitutes a title of indebtedness thereof. In this Deed, the word “Obligations” means the payment by the Grantor to the Security Agent of the principal amount of the Bond, interest thereon and all other amounts from time to time owing thereunder or pursuant thereto and the performance by the Grantor of all of its obligations under the Bond and hereunder.

3.             HYPOTHEC

As security for the full and final payment of the Obligations and of the expenses, if any, incurred by the Trustee to obtain payment of the Obligations or to conserve the Mortgaged Property, the Grantor hereby hypothecates to and in favor of the Trustee as holder of an irrevocable power of attorney (fondé de pouvoir) for all present and future holders of the Bond, to the extent of Two Billion Dollars ($2,000,000,000) in Canadian lawful money, with interest thereon at the rate of Twenty-Five Percent (25%) per annum from the date hereof, all present and future movable property of the Grantor, corporeal or incorporeal, wherever situate including, without limitation:

(a)           all of its Claims, present and future;

(b)           all of its Property in Stock, present and future;

(c)           all of its Core Country Fleet and all other Equipment, present and future;

(d)           all of its Intellectual Property, present and future;

(e)           all of its Contractual Rights, present and future; and

(f)            all Securities, present and future.

Notwithstanding the foregoing, the hypothecs created hereunder shall not extend to: (i) any general incorporeals or other rights arising under any contracts, instruments, licenses or other documents as to which the grant of a hypothec would constitute a violation of a valid and enforceable restriction in favour of a third party on such grant; or (ii) Securities in respect of Matthews Equipment Limited.

4.             REPRESENTATIONS AND WARRANTIES

The Grantor hereby represents and warrants that:

4.1           The Grantor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into this Deed.

4.2           The execution and delivery by the Grantor of this Deed and the performance by the Grantor of its obligations hereunder (i) are within the

Grantor’s powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene the Grantor’s constating documents and by-laws, (iv) do not contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Grantor or (v) result in, or require the creation or imposition of any Encumbrance on any of the Grantor’s assets and properties, except pursuant to the terms of a Security Document.

4.3           This Deed of Hypothec constitutes legal, valid and binding obligations of the Grantor enforceable against it in accordance with its terms, subject, as to enforcement or remedies, to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and subject to the limitation that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

5.             COVENANTS OF THE GRANTOR

The Grantor hereby undertakes and covenants in favor of the Trustee to:

5.1           Without the prior written consent of the Trustee, not to move any of the Corporeal Movable Property located in the Province of Quebec on the date hereof outside of the Province of Québec on a permanent basis to a location outside of any Canadian province, other than in the ordinary course of business or for a legitimate business purpose.

5.2           Notify the Trustee of any contemplated change in the jurisdiction in which its domicile is located, at least 30 days prior to such change.

6.             SPECIAL PROVISIONS RELATIVE TO THE CLAIMS

6.1           Subject to the terms and conditions of the Facilities Agreement, the Trustee authorizes the Grantor to manage and collect the Claims in the ordinary course of business. Such authorization may nevertheless be withdrawn at any time after the occurrence of an Event of Default (but without any obligation on the part of the Trustee to establish that the Grantor has been negligent or has refused to avail itself of its rights), whereupon the Trustee shall so long as an Event of Default shall be continuing, be free to do any of the following, without any interference or consent on the part of the Grantor, without being bound (to the full extent permitted by law) by the rules respecting the administration of the property of others:

(a)           collect the Claims and apply such proceeds (net of all collection costs and the reasonable remuneration of the Trustee at the customary rates) to the Obligations in such manner as it shall deem appropriate;

(b)           give valid acquittals for any sums paid by third party debtors at any time after as well as before the creation of this security, and unilaterally cause, with or without consideration, the cancellation or reduction of any Encumbrance securing the Claims or any part thereof; and

(c)           renegotiate, terminate or operate novation of the Claims in whole or in part upon such terms and conditions as it shall deem reasonable, take and give up security and generally exercise, but without any obligation to do so and at its entire discretion, all rights of the Grantor with respect to the Claims, it being understood that the Trustee is relieved of any obligation to inform the Grantor of any irregularity in the payment of any Claim and it shall incur no liability for any loss or damage which may result from the exercise of its rights except in the case of its own intentional or gross fault.

6.2           Any amount received by the Grantor with respect to the Claims after a withdrawal of authorization as aforesaid shall be deemed so received as mandatory or depositary of the Trustee and shall forthwith be remitted to the latter without demand or notice.

6.3           If any of the Claims are themselves secured by a Conventional Security or any other right susceptible of publication under the law, the Trustee, following the occurrence and during the continuance of an Event of Default, shall have the right to accomplish, at the expense of the Grantor, all the formalities required to perfect against the third party debtors the hypothecary rights of the Trustee upon such Claims and accessories thereof.

6.4           Where any of the Claims are subject to the provisions of the Financial Administration Act (Canada), the Grantor hereby assigns the same absolutely to the Trustee and authorizes the Trustee to complete the formalities required to make such assignment fully enforceable.

7.             SPECIAL PROVISIONS RELATIVE TO THE HYPOTHEC ON SECURITIES

The Trustee may, upon the occurrence of an Event of Default which is continuing, transfer any Securities or any part thereof into its own name or that of a third party appointed by it so that, the Trustee or its nominee(s) may appear as the sole registered holder thereof, in which case:

7.1           All voting rights and any other right attached to such Securities may be exercised by the Trustee (without any obligation of the Trustee to do so) or on behalf of the Trustee.

7.2           The Trustee shall collect revenues, dividends and capital distributions and the Grantor shall cease to have any right thereto and the Trustee may either hold same as Mortgaged Property or apply them in reduction of the Obligations.

7.3           The Trustee may give the Grantor a proxy, revocable at any time, authorizing it to exercise, in whole or in part, all voting rights and any other rights attached to such Securities.

For the purpose of this Article 7, the Grantor hereby irrevocably appoints any officer or employee of the Trustee as its attorney with full power of substitution and authority to execute such documents necessary to render effective the rights granted to the Trustee pursuant to this Article 7.

8.             EVENTS OF DEFAULT

The hypothecary rights hereby constituted shall become enforceable upon the occurrence of an Event of Default.

9.             EXERCISE OF HYPOTHECARY RIGHTS

9.1           Upon the occurrence of an Event of Default, the Trustee may request from the Grantor the voluntary surrender of the Mortgaged Property and the Grantor hereby undertakes to do so. To that end, the Grantor covenants not to oppose the measures initiated by the Trustee for the purpose of taking possession of the assets surrendered by the Grantor, but to facilitate the same. The Grantor shall also execute any deed or document which may be necessary or useful to evidence such surrender or to give it full effect.

9.2           The Trustee shall not be bound to exercise the same hypothecary rights against all of the Mortgaged Property. Whatever hypothecary rights the Trustee elects to exercise, the following provisions shall apply:

(a)           The Trustee shall have the right, at the expense of the Grantor and in order to conserve or realize upon the Mortgaged Property:

(i)            to continue or terminate the use and operation of the Mortgaged Property, including, without limitation, the processing and the sale of the Property in Stock;

(ii)           to dispose of the Mortgaged Property which may perish or deteriorate rapidly;

(iii)          to use any information obtained by reason of the exercise of its rights;

(iv)          to perform any obligation or covenant of the Grantor; and

(v)           to exercise any right with respect to the Mortgaged Property.

(b)           The Trustee shall not be bound to make an inventory, to take out insurance or to furnish any security.

(c)           The Trustee may acquire directly or indirectly any of the Mortgaged Property.

(d)           The Trustee may from time to time in the course of the exercise of its rights, renounce, with or without consideration, any right of the Grantor.

(e)           The Trustee shall not be bound to make the Mortgaged Property productive or to conserve the same.

(f)            Should the Trustee at any time abandon the exercise of its rights, hypothecary or otherwise, against the Mortgaged Property, the Trustee may elect, at its option, to return to the Grantor without any representation or warranty, any Mortgaged Property which the Grantor had surrendered to the Trustee, or the remainder thereof if any, the whole without prejudice to its other rights and recourses.

(g)           The Trustee shall be deemed to have acted in the best interest of the Grantor and its successors if the Trustee has acted in accordance with its standard methods of assessing and managing financial risks in the ordinary course of its business.

9.3           Where the Trustee exercises a right of taking in payment and the Grantor, inasmuch as it has the right to do so, requires that the Trustee sell the Mortgaged Property upon which such recourse was exercised, the Grantor acknowledges that the Trustee shall not be bound to abandon the right of taking in payment unless the Trustee has obtained, before the end of the period allowed for surrender, (i) a satisfactory security guaranteeing that the sale will be made at a sufficiently high price to enable the Trustee’s claim to be paid in full, (ii) the full reimbursement of all costs thus incurred by it, and (iii) an advance of the funds needed for the sale of the said properties.

9.4           If the Trustee itself sells any Mortgaged Property, it shall not be required to obtain any prior appraisal thereof.

9.5           The sale by the Trustee of any Mortgaged Property may be concluded by the Trustee without legal warranty or, at its option, without any warranty whatsoever.

10.           REDUCTION AND DISCHARGE

The Trustee may unilaterally at its entire discretion consent to the reduction or cancellation of the security hereby constituted. However, the Trustee shall not be bound to consent to any such reduction or cancellation unless and until it has received the full and final payment of all amounts hereby secured and there is no outstanding commitment on the part of any Finance Party to advance further sums or extend further credits to the Grantor.

11.           GENERAL PROVISIONS

11.1         This Deed does not operate novation and the hypothec hereby constituted shall be in addition to any other guarantee or security which the Trustee and/or the Finance Parties may have from time to time.

11.2         Any notices, directions or other communications provided for in this Deed must be in writing and given in accordance with the Facilities Agreement.

11.3         Subject to the provisions of the Facilities Agreement, the Trustee may waive any covenant in its favor herein contained and any Event of Default and may also grant extensions, take and give up security, accept arrangements and otherwise deal with the Grantor or with any other party as the Trustee may see fit, the whole without prejudice to the Obligations or to any other right of the Trustee and of the Finance Parties. No failure or delay on the part of the Trustee in exercising any right hereunder shall operate as a waiver thereof nor shall any waiver be effective unless the same be in writing.

11.4         The Grantor shall be “en demeure” by the mere lapse of time, or may be put “en demeure” by any other method provided by law.

11.5         This hypothec is a continuous security which will subsist notwithstanding any fluctuation of the amounts hereby secured. The Grantor shall be deemed to obligate itself again as provided in Article 2797 of the Civil Code with respect to any future obligation hereby secured.

11.6         The Trustee shall have the right, at the expense of the Grantor, to perform all acts and things and to execute all documents as may be necessary to ensure that this hypothec remains effective and opposable to third parties, including the execution and filing of any document required for the renewal hereof.

11.7         If the term “Grantor” includes more than one person, each of them shall be jointly liable for the performance of the obligations herein stipulated.

11.8         Subject to the provisions of the Facilities Agreement, any amount received by the Trustee in the exercise of its rights hereunder or under any law may, at its option, be retained by it as part of the Mortgaged Property, or may be applied by it towards the partial payment of the Obligations, as the Trustee shall alone determine notwithstanding the rules governing the application of payments.

11.9         The Trustee is not bound by any degree of care beyond a reasonable diligence in the exercise of its rights or in the performance of its duties, and it shall not be liable for any loss or damage resulting therefrom except as a result of its own intentional or gross fault.

11.10       The Trustee may delegate to any other person, including, without limitation, to any of the Finance Parties, the exercise of its rights or the performance of its duties hereunder and may provide such agents or mandataries with any information that the Trustee may possess with respect to the Grantor or the Mortgaged Property.

11.11       The property or sums of money received or held by the Trustee by reason of these presents may be invested by the Trustee in such manner as it shall deem appropriate without regard to rules governing the administration of the property of others.

11.12       Neither the execution of this Deed nor the fact that the Trustee or the Finance Parties may have already granted any part of the credits the repayment of which are hereby secured, shall be deemed to oblige the Trustee or the Finance Parties either to keep such credits available or to grant further credits.

11.13       The Grantor shall continue to be bound by all the obligations expressed herein notwithstanding any transfer of the Mortgaged Property or any part thereof.

11.14       Except as may be otherwise apparent from the context, the word “Grantor” shall be interpreted as referring to the Grantor itself and to all subsequent owners of the Mortgaged Property as well as to any other person or persons having assumed the Grantor’s liabilities to the Trustee.

11.15       Unless there is something in the context inconsistent therewith, words importing the singular shall include the plural and vice-versa, and words importing the neuter gender shall include the masculine and feminine genders and vice-versa.

11.16       If a conflict or inconsistency exists between a provision of this Deed of Hypothec and a provision of the Facilities Agreement then the provisions of the Facilities Agreement shall prevail for subject matter covered by this Deed of Hypothec, save with respect to the creation and enforcement of the hypothec contained herein.

11.17      The Grantor acknowledges that it has read this Deed, that it has received adequate explanation of the nature and scope of its obligations hereunder and that it is satisfied therewith.

11.18       This Deed shall be binding upon the Grantor and its successors and assigns and shall inure to the benefit of the Trustee and its successors and assigns, as holder of an irrevocable power of attorney (fondé de pouvoir) for all present and future holders of the Bond.

11.19       This Deed of Hypothec shall be deemed to be a “Security Document” under the Facilities Agreement.

11.20       The Trustee and the concerned Finance Parties may also at any time upon the occurrence of an Event of Default, outside the purview of this hypothec, operate compensation between any of the claims owing by the

Trustee and/or the concerned Finance Parties to the Grantor and the Obligations hereby secured. In case of the bankruptcy of the Grantor, such compensation shall be deemed to have occurred immediately prior to such bankruptcy. For greater certainty, the Trustee, by its signature hereof, also accepts the benefit of this provision on behalf and for all concerned Finance Parties.

11.21       The Grantor agrees to indemnify the Trustee as holder of an irrevocable power of attorney (fondé de pouvoir) of the present and future holders of the Bond from and against any and all claims, losses and liabilities arising out of or resulting from this Deed (including enforcement of the hypothecs contained herein), except claims, losses or liabilities resulting from the Trustee’s gross negligence or intentional fault. This obligation of the Grantor shall survive even after the cancellation of this hypothec if the cause of action originated prior to such cancellation.

The Grantor will upon demand pay to the Trustee, as holder of an irrevocable power of attorney (fondé de pouvoir) of the present and future holders of the Bond, the amount of any and all reasonable expenses, including the reasonable fees and disbursement of its counsel and any experts, which the Trustee may incur in connection with (i) the administration of the Deed, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Mortgaged Property, (iii) the exercise or enforcement of any of the rights of the Trustee hereunder, or (iv) the failure by the Grantor to perform or observe any of the provisions hereof.

11.22       This Deed shall be interpreted and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

11.23       The parties hereto confirm their express wish that this Deed and all documents related thereto be drawn up in English. Les parties confirment leur volonté expresse de voir le présent contrat et tous les documents s’y rattachant être rédigés en anglais.

SCHEDULE I

CERTAIN DEFINITIONS

“ABL Facility” means (i) the credit agreement dated on or about the date hereof among, inter alia, Hertz Equipment Rental Corporation, The Hertz Corporation, Matthews Equipment (as defined below) and Western Shut-Down (1995) Ltd., as borrowers, and Deutsche Bank AG, as administrative agent, and the other financial parties thereto as lenders, and (ii) the other loan and security documentation relating to such credit agreement.

“ABL Facility Discharge Event” means (i) all obligations of Matthews Equipment to the administrative agent and/or the lenders under the ABL Facility being discharged in full and none of such persons being under any further actual or contingent obligation to provide financial accommodations to Matthews Equipment under the ABL Facility, or (ii) Matthews Equipment ceasing to be a borrower or guarantor under the ABL Facility.

“Civil Code” or the abbreviation “C.c.Q” means the Civil Code of Québec.

“Claims” means, regardless of the debtors or the situs thereof, any and all claims, customer accounts, book debts, accounts receivable and any other amounts or property now or hereafter owing to the Grantor, either absolutely or conditionally, including all claims and indemnities payable under insurance policies covering the same, all deposits and credit balances with financial institutions, suppliers or others, all judgments, rights and accessories thereto, all Encumbrances in support thereof and all books, papers, invoices, notes and data files evidencing, recording or supporting the same.

“Contractual Rights” means any and all rights, title and interest of the Grantor in all contracts, leases, bids, offers, supply agreements and all other agreements of any nature and description relating to the Mortgaged Property or relating to the enterprise and undertaking of the Grantor.

“Conventional Security” means a conventional hypothec, a security interest, a resolutory right, a right of redemption, a reservation of ownership, a trust and any security device or other real right, whether or not capable of registration, granted by agreement for the purpose of securing the performance of an obligation.

“Corporeal Movable Property” means any of the Mortgaged Property which is movable in nature and corporeal.

“Encumbrance” means a legal cause of preference, a dismemberment of the right of ownership, a special mode of ownership, a restriction on the right to dispose and a Conventional Security.

“Enterprise” has the meaning ascribed thereto in Article 1525 of the Civil Code.

“Equipment” means corporeal movable property such as machinery, equipment, vehicles, rolling stock, furniture and fixtures, and all licenses and other rights and records, files, charts, plans, drawings, specifications, manuals, documents and warranties relating thereto.

“Event of Default” means the failure on the part of the Grantor to pay or perform any of the Obligations on demand or otherwise when due and payable or to be performed, as the case may be.

“Facilities Agreement” means the senior bridge facilities agreement dated on or about the date hereof, among, inter alia, Hertz International, Ltd., the Grantor, BNP Paribas and The Royal Bank of Scotland PLC as mandated lead arrangers and the financial institutions listed therein, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time.

“Finance Parties” shall have the meaning ascribed thereto in the Facilities Agreement.

“Intellectual Property” means the Enterprise of the Grantor and all of its trade names, trade marks, copyrights, designs, processes, know how, goodwill, licenses, franchises, permits, quotas, patents and other rights of intellectual and industrial property of any nature and description, and all pending applications pertaining thereto.

“Matthews Equipment” means Matthews Equipment Limited, a corporation amalgamated and existing under the laws of the Province of Ontario.

“Mortgaged Property” means any and all property, rights and interest, present and future, intended to be charged by the hypothec created under Section 3 hereof, all substitutions and replacements thereof, all increases, additions and accessions thereto, all rights attaching thereto and all proceeds in any form derived directly or indirectly from any dealing with any of the foregoing or the proceeds therefrom.

“Property in Stock” means, regardless of the situs thereof at any particular time, (a) all inventory of raw materials, goods in process, finished products and stock in trade of any nature and description, whether or not the same is held for let or hire, leasing, resale or otherwise, (b) all goods and materials used in or procured for the packaging thereof, (c) any such property held by third parties under let or hire, leasing, conditional sale, franchise, license, consignment or other like contractual arrangements with its lawful owner, (d) any such property sold by the Grantor and later taken back for any reason, and (e) all amounts and proceeds paid or payable to or for the account of the Grantor as a result of the sale, lease or other dealings with any of the foregoing.

“Securities” means all present and future shares in the capital stock of a legal person, now or hereafter owned by the Grantor, all present and future bonds,

debentures, bills of exchange, promissory notes, negotiable instruments and other evidences of indebtedness, and all present and future options, warrants, investment certificates, mutual funds units, all interests or units of the Grantor in any partnership, or any rights in respect of any of the foregoing, and any other instrument or title generally called or included as a security (the “Securities”), and also including, without limitation, all Securities issued or received in substitution, renewal, addition or replacement of Securities, or issued or received on the purchase, redemption, conversion, cancellation or other transformation of Securities or issued or received by way of dividend or otherwise to holders of Securities, and all present and future instruments, bills of lading, warehouse receipts, documents or other evidences of title of the Grantor, but excluding, for so long as no ABL Facility Discharge Event has occurred, any securities in respect of Matthews Equipment (it being however understood that upon the occurrence of an ABL Facility Discharge Event, the securities of Matthews Equipment shall be subject to the hypothec created hereby and the definition of “Securities” shall be deemed so modified).

WHEREOF ACTE:

DONE AND PASSED at Montreal, in the Province of Québec on the date hereinabove first mentioned and recorded in the office of the undersigned Notary under minute number ONE THOUSAND SIX HUNDRED AND FORTY-SIX (1646).

AND after the Grantor and the Trustee had declared to the said Notary that they had taken cognizance of these presents and had exempted the said Notary from reading them or causing same to be read, the said duly authorized representatives of the Grantor and the Trustee have signed in the presence of the undersigned Notary.

HERTZ CANADA LIMITED

per:	/s/ Benjamin Daniel Gross

BNP PARIBAS (CANADA)

per:	/s/ Louise Bouchard

/s/ Pierre Béland
PIERRE BÉLAND, Notary